May 28, 2010

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N.W.

Washington, DC 20549

RE:	Helios Strategic Income Fund, Inc.
Commission File Number 001-32016

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Helios Strategic Income Fund, Inc. in Item 4.02 of its Form 8-K dated May 27, 2010 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

BBD, LLP

BBD, LLP

CERTIFIED PUBLIC ACCOUNTANTS

ACCOUNTING — AUDIT — TAX — BUSINESS ADVISORY

1835 MARKET STREET, 26TH FLOOR — PHILADELPHIA, PA 19103 — T: 215/567-7770 — F: 215/567-6081 — www.bbdcpa.com